AMERICAN INDEMNITY FINANCIAL CORPORATION   EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                                 NINE         NINE       THREE        THREE
                                MONTHS       MONTHS      MONTHS       MONTHS
                                ENDED        ENDED       ENDED        ENDED
                              09-30-95     09-30-94     09-30-95     09-30-94
                              ________     ________     ________     ________
PRIMARY EARNINGS PER SHARE
__________________________
Weighted average shares of
common stock outstanding     1,946,754    1,946,677    1,946,843    1,946,710

Stock options (treasury
stock method) (1)                6,951        9,946        6,951        9,946
                              ________    _________    _________    _________

Weighted average shares out-
standing for primary earnings
per share computation        1,953,705    1,956,623    1,953,794    1,956,656


   Net income (loss)            $(1.92)       $1.57        $(.35)        $.47


FULLY DILUTED EARNINGS PER SHARE
________________________________

Weighted average shares of
common stock outstanding     1,946,754    1,946,677    1,946,843    1,946,710

Stock options (treasury
stock method) (1)                9,119       10,087        9,119       10,087
                             _________    _________    _________    _________
Weighted average shares out-
standing for fully diluted
computation                  1,955,873    1,956,764    1,955,962    1,956,797


   Net income (loss)            $(1.92)       $1.57        $(.35)        $.47




(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.